Exhibit 99.2

Greif, Inc.
First Quarter 2018 Earnings Results Conference Call
March 1, 2018

C O R P O R A T E P A R T I C I P A N T S

Matt Eichmann, Vice President, Investor Relations & Corporate Communications

Pete G. Watson, President & Chief Executive Officer

Larry Hilsheimer, Executive Vice President, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Matt Krueger, Robert W. Baird

Christopher Manuel, Wells Fargo

Mark Wilde, Bank of Montreal

Justin Bergner, Gabelli & Company

Kurt Yinger, DA Davidson Companies

Adam Josephson, KeyBanc Capital Markets

Daniel Jacome, Sidoti & Company

P R E S E N T A T I O N

Operator:

Good day. My name is Jack and I will be your conference Operator today. At this time, I would like to welcome everyone to Greif’s First Quarter 2018 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. We ask that you please limit yourself to one question and one follow-up question to allow everyone an opportunity. Thank you.

Matt Eichmann, Vice President of Investor Relations and Corporate Communications, you may begin your conference.

Matt Eichmann:

Thank you, Jack, and good morning, everyone. Welcome to Greif's first quarter fiscal 2018 earnings conference call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer, and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will be available to answer questions at the end of today's call. In accordance with Regulation Fair Disclosure, I encourage you to ask questions regarding issues that you consider material because we are prohibited from discussing significant non-public items with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue to allow others a chance to ask their questions.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations, and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we’ll be referencing certain non-GAAP financial measures and a reconciliation to the most directly comparable GAAP metric is contained in the Appendix of today's presentation.

Now, I turn the presentation over to Pete on Slide 3.

Pete G. Watson:

Thank you, Matt. Good morning, everyone. Thank you for your interest in Greif. I’ll begin today’s call by providing a summary level review of our quarter that will discuss in further details as the call progresses, and our CFO Larry Hilsheimer will expand on our financial results and discuss our forward-looking outlook. After prepared remarks, we’ll conduct a question-and-answer period.

We are making steady progress toward our vision to become the best-performing customer service company in industrial packaging in the world. Our trailing four-quarter basis, our customer satisfaction index improved by 3% versus prior-year quarter. We also finalized our latest net promoter score survey during the quarter, and details on both the index and the survey can be found in the Appendix of today’s deck.

Operating profit before special items and Class A earnings per share before special items each improved versus the prior-year quarter. Our financial results were negatively impacted by several headwinds during the quarter.

In our Rigid Industrial Packaging business we experienced lower volumes in December due to a temporary winter slowdown in both North America and EMEA. Rigid Industrial Packaging also faced rapidly increasing raw material costs, and higher transportation costs created a $4.9 million headwind in both our Rigid Industrial Packaging and Paper Packaging segments.

Related to the financials, during the quarter we developed a provisional estimate for the impact of the U.S. Tax Cuts and Jobs Act will have on Greif. We expect this legislation to be a long-term benefit for our Company and Larry will describe its impact momentarily.

Finally regarding guidance, we are confidently maintaining our Class A earnings per share and free cash flow outlook as originally provided to you in December. This comes despite the challenging first quarter and a one-time non-cash pension charge of approximately $0.08 a share related to changes in investment return assumptions and our U.K. pension plan.

I’ll now review Greif’s most recent business performance by segment. Please turn to Slide 4. In Rigid Industrial Packaging, we experienced a challenging first quarter, but we are confident in the direction the segment is headed with higher volumes in January and an encouraging performance in February. Rigid Industrial Packaging's first quarter sales were $54 million higher year-over-year due to higher selling prices stemming from indexed price increases, strategic pricing decisions, and favorable foreign exchange tailwinds. However, volumes were lower in Q1 largely due to both the temporary winter slowdown and customer downtime in RIP’s EMEA and North America. Also contributing to the volume decline was the delayed start at the Agrochemical business impacting our Plastic Drum business in the U.S. Some of our higher-margin’s substrates were particularly impacted by an unforeseen volume slowdown.

Rigid Industrial Packaging's gross profit margin was lower versus the prior-year quarter, primarily as a result of lower volumes, rapidly rising raw material, prices and contractual pass-through timing, and a $2.5 million higher transportation expense. Recall that our price adjustment mechanisms are designed to maintain gross profit dollars, so margin percentage declines when both raw material costs and sales price rise.

We’ve experienced substantial raw material inflation in our Rigid business we have not yet recovered. As an example, in steel we saw a 24% increase in raw material cost per steel drum versus the prior-year quarter and a 10% increase since we set our initial guidance for Fiscal 2018. Similarly, for Plastic, we experienced an 11% increase in raw material cost per large plastic drum versus the prior-year quarter and a 3% increase since our Fiscal 2018 guidance was set.

Rigid Industrial Packaging's operating profit before special items decreased by $9 million year-over-year primarily due to the same factors impacting gross profit, as well as some higher year-over-year SG&A expense. In North America, first quarter steel drum volumes were flat year-over-year while both fibre and plastic drums were both down by 3% versus the prior-year quarter. Intermediate bulk container volume grew by more than 9% versus the prior-year quarter as we continue to see that business scale from a smaller base.

Buy and demand in North America has returned in January, and February volumes are very promising.

Latin America delivered solid steel and large plastic volume growth in Q1 versus the prior-year quarter thanks to an improving Brazilian economy that is demonstrating some industrial recovery for chemicals and lubes. A healthy orange juice season also continued to benefit us in Q1 as well.

In EMEA, steel drum volumes were flat versus the prior-year quarter. Intermediate bulk container volume, however, grew more than 9% versus prior year with particular strong performance seen in Russia, the Netherlands, and Israel. Similar to North America, EMEA experienced longer and unusual customer holiday closures, which impacted volumes but helped to compensate for the shortfall. We had improved manufacturing and labor efficiencies. Volume and demand in EMEA returned in January, and February’s volume looks very, very encouraging.

Finally, APAC’s first quarter steel and plastic drum volume fell year-over-year due to ongoing competitive market conditions and strategic pricing decisions we made. Intermediate bulk container volumes grew by more than 10% versus the prior-year quarter, and both steel and IBC demand in January picked up and was strong versus the prior year.

Please turn to Slide 5. The Paper Packaging segment delivered strong first quarter results with improved sales and margins. Paper Packaging generated first quarter revenue of almost $204 million thanks to higher selling prices and strong demand. Specialty sales accelerated 17% versus the prior-year quarter as well. First quarter operating profit before special items grew by $8 million versus the prior-year quarter, aided by containerboard price increases, unit growth, more favorable OCC pricing, and margin enhancement related to specialty sales growth. Although Paper Packaging delivered good results, the business still weathered $2.3 million of transportation headwinds during the quarter.

Finally, we announced a $50 a ton containerboard price increase across all grades effective March 1, as we continue to experience very high operating rates in a strong demand environment. We expect the price increase to be fully realized through our system in June 2018. The benefits of this price increase are not reflected in our Fiscal 2018 guidance.

Please turn to Slide 6. The Flexible Products Team is tracking the plan and continues to demonstrate sustainable improvement. FPS generated sales of $80 million in the first quarter at a gross profit margin of 19% thanks to year-over-year volume and pricing improvements. That improving, combined with flat SG&A cost, helped FPS improve its operating profit before special items by $2 million versus the prior-year quarter. Our confidence in this business is growing and we are pleased with its pace of change, but there remains plenty of upside opportunity to capture in this business.

I’d like to now turn the presentation over to our Chief Financial Officer Larry Hilsheimer.

Larry A. Hilsheimer:

Thank you, Pete. Good morning, everyone. Please turn to Slide 7 to review our first quarter financial results. First quarter net sales on a currency-neutral basis were roughly 7% higher year-over-year due to strategic pricing decisions, index price changes, and year-over-year containerboard price increases. First quarter consolidated gross profit rose by roughly 5% or $8 million versus the prior-year quarter with improvements recorded in three of our four reporting segments.

Year-over-year gross profit dollar expansion was generated by higher sales partly offset by higher raw material cost, higher transportation and labor cost, and by unexpected RIPS volume shortfalls encountered primarily during December. Gross profit margin declined by 90 basis points versus the prior-year quarter primarily due to raw material inflation, lower volumes, and timing of contractual pass-through arrangements in transportation headwinds. On a constant currency basis, gross profit margin declined by 70 basis points versus the prior year.

First quarter SG&A expense was 7% higher versus the prior-year quarter. SG&A percentage of sales for the trailing four quarters was 10.4% versus 11.3% for the same period one year ago. SG&A was higher year-over-year due to two items we discussed in December. First, we experienced an increase in professional fees primarily driven by tax reform and related planning efforts. Second, we experienced additional ERP implementation and other costs incurred in order to provide future financial benefits as we migrate towards a single platform and an enhanced shared services model. These moves will help enable the achievement of our 2020 commitments as previously discussed.

First quarter operating profit before special items rose by $1.4 million versus the prior-year quarter. Operating profit before special items was impacted by the same challenges I described to gross profit and the higher year-over-year SG&A expense. Below-the-line interest expense declined by more than $5 million year-over-year as a result of debt refinancing activity completed in February of 2017 and lower debt balances. However, that savings was mostly offset by higher year-over-year Other expense driven primarily by unbudgeted and unrealized FX gains and losses, increased pension costs related to a change in investment return assumptions, and a P&L geography change for pension costs related to an accounting standard update.

Tax has been a hot topic this year and we’ve been working hard to assess the tax reform’s impact on Greif. We currently assess the one-time provisional estimate of the impact of the tax law change as a $29.1 million benefit to Greif based on reduced deferred tax liabilities, partially offset by the tax on deemed repatriation on overseas earnings. Please keep in mind that this is a provisional estimate that is subject to change. I’ll touch more on tax reform in a later slide, but let me close on the topic for now by stating that our non-GAAP tax rate during the first quarter was 30.8% versus 33.1% in the same period last year. This comparison excludes the one-time provisional estimate of tax reform.

Higher year-over-year operating profit combined with lower below-the-line cost and lower tax drove Class A earnings per share before special items 9% higher to $0.49 per share versus $0.45 per share in the prior-year quarter. Finally, first quarter free cash flow was negative $81.7 million, roughly $16 million lower than the prior-year quarter. Lower free cash flow was driven in part by higher year-over-year capital expenditures for projects such as our Multicorr Bulk Packaging expansion project which is expected to become operational in mid-2018, and our new Kaluga steel drum facility that commences ramp-up in June.

Finally, our cash conversion cycle continues to improve. Working capital days decreased from roughly 61 to 54 days year-over-year while operating working capital as a percentage of sales improved by 40 basis points to 10.4%.

Turning to Slide 8, I’ve already touched on the estimated one-time benefit provided by the Tax Cuts and Jobs Act of 2017. The reform will also provide a long-term benefit to our business and shareholders. However, it is a very complex law with many gives and takes, and we continue to assess its full anticipated impact. Relative to the Tax Act’s implications, first, we are revising our Fiscal 2018 non-GAAP tax rate lower to between 28% and 32%. This is our current view of the 2018 impact. However, we continue to assess the provisions of the law, their impact on us, and planning opportunities. Longer term, we believe our rate should decrease further. Recall that we are still working to eliminate and/or reduce tax inefficiencies outside of the U.S. where roughly 45% of our pretax book income is generated, which could ultimately result in a lower range.

Second, we plan to take advantage of full expensing when it makes sense relative to our cap ex pipeline. We’re utilizing our revised capital deployment process implemented last year to scrutinize investments for appropriate returns and tax reform won’t cause us to waiver from it. Keep in mind that full expensing will reduce cash taxes paid but not our effective tax rate.

Third, we anticipate additional financial flexibility as a result of tax reforms changes regarding cash repatriation. That flexibility is being paid for by a one-time transition tax on accumulated foreign earnings that will be paid over the next eight years. We currently expect to make our first payment in Fiscal 2019 and will advise you of the amount as that time nears.

I’ll now review our updated Fiscal 2018 guidance. Please turn to Slide 9. We are modifying several aspects of our Fiscal 2018 guidance. First, increased pension cost related to a change in investment return assumptions cause us to increase our Fiscal 2018 Other expense outlook range to between $15 million to $20 million versus the $10 million we previously anticipated. That increase equates to roughly $0.08 per share headwind and is a non-cash item.

Second, we are reducing our Fiscal 2018 non-GAAP tax rate to between 28% and 32% as previously mentioned. This provides a roughly 5% per share tailwind. The other higher Other expense and slightly lower tax rate essentially net out, leaving us to maintain our Fiscal 2018 Class A earnings per share before special items guidance range of between $3.25 and $3.55 per share. Capital expenditure and free cash flow guidance are unchanged. Please note that our guidance does not include impact from our announced $50 per ton containerboard price increase and it provides additional upside to our stated guidance.

Finally, a few additional words on cash flow. Given our strong cash position, we are considering options to more fully fund our U.S. pension obligation via discretionary contribution later this year. We had already planned to make a roughly $15 million contribution in Fiscal 2018, but may elect to increase that level given that a window to take advantage of a 35% rate tax deduction benefit remains open until mid-July versus a 21% benefit in the future. We’re also actively seeking accretive M&A opportunities and encouraging our business leaders to evaluate other growth-oriented capital opportunities. If those develop, are compelling, and meet the stringiest requirements of our capital deployment process, we may elect to increase our pension and/or our cap ex spend to the extent warranted given our strong free cash flow and leverage position.

Lastly, as is generally the case for Greif, our consolidated financial results will be stronger in the second half of Fiscal 2018 than the first half due to agricultural customer activities. Our Rigid business generally has its strongest operating profit before special items result in our fiscal third quarter, and we see that trend playing out again. Our Paper business should see its strongest operating profit before special items performance in the fiscal fourth quarter.

Turning to capital priorities on Slide 10. As I’ve mentioned on previous calls that operational execution, capital discipline, and a strong and diverse global portfolio position us well to execute on our capital priorities which include investing in profitable growth and returning cash to shareholders. Our capital priorities also include advancing inorganic growth opportunities provided the targeted investments exceed our minimum return standards.

At the end of the first quarter, our leverage ratio stood at 2.1, well within our targeted leverage range of 2 to 2.5 times debt-to-EBITDA. Our leverage ratio is typically at its highest at the end of the first quarter of each fiscal year before declining as the year progresses due to business seasonality. Although we intend to maintain our targeted leverage ratio, we would consider temporarily exceeding it if a compelling growth opportunity emerges.

Lastly, we are currently reviewing additional potential shareholder returns that could be executed on as our cash balance grows and absent the existence of compelling growth opportunities. We anticipate sharing more on our thinking at our second or third quarter earnings conference call later this year.

With that, I turn the call back to Pete for his closing comments before our Q&A.

Pete G. Watson:

Thank you, Larry. If everyone could please turn to Slide 11. In closing, while we experienced a challenging fiscal first quarter, I'm very confident that the business will perform and achieve its stated commitments for the balance of the year. Our investment thesis and strategy remains unchanged. We’ll continue to leverage our leading product shares around the world with a sharp focus on customer service and operating fundamentals that will result in stronger financial performance. We’re committed to continuous improvement and will always look ways to drive additional value through our strategic partners and our customers around the world.

Thank you for participating this morning and we appreciate your interest in Greif. Jack, please open the line for questions.

Operator:

Thank you. Again, if you’d like to ask a question, please press star, one on your telephone keypad. Again, we ask that you please limit yourself to one question and one follow-up question.

Your first question comes from the line of Ghansham Panjabi with Baird. Your line is open.

Matt Krueger:

Hi. Good morning. This is actually Matt Krueger sitting in for Ghansham. How are you doing today?

Pete G. Watson:

Hi, Matt. How are you?

Matt Krueger:

Good. Good. My first question is: given the significant raw material inflation that you cited in your release, can you update us on a timeline for recovery from a price cost perspective? Is it possible for you to completely recover given the substantial raw material increases during Fiscal Year ‘18 or will you need more time on that front?

Larry A. Hilsheimer:

It’s a good question. I’d say if I had perfect clarity and was a savant on where raw material prices are going, I probably wouldn’t be sitting in this chair; it’d be a commodities trader and making lots of money. But that said, we obviously have a view on raw material prices, and while we do see them continuing to trend upward short-term, we believe that they’ll mitigate.

Now, the entire trade tariff discussions going on in the U.S. Federal Government will have some impact on that, but we ultimately will catch up. Maybe let me talk about that a bit. As you know, our PAM contracts, which apply for a majority of our business in our Rigid sector at a very high level, provide for us to pass through raw material cost increases. Normally, if you think of it as a curve, as things are going up and you start to curve to get more flat, you usually catch up. What’s been happening, though, is we’ve had a continuing acceleration of the price increases so it’s delaying that catch-up process.

Our belief is that we will catch up over the remainder of this year and you’ll see the benefits of those PAM provisions kicking in. But of late, the cost increases on the raw materials have been accelerating at a pace that the incremental price increases on our product have not been overtaking the cost increase on the raw materials to date. But we will catch up. It always does. It’s just a matter of timing on the provisions and when they fall.

Matt Krueger:

Okay. That’s helpful. Then thinking about the economy more broadly, can you talk about your view of the global economy while touching on some of the expectations that are embedded into your fiscal year guidance? Any help from a demand and then a cost perspective by region would be helpful.

Pete G. Watson:

Yes. Sure, Matt. This is Pete. Again, in our Rigid Industrial Packaging business, which is global, as we’ve talked about, our demand was really unusually slow in December, but January was strong and February is very, very encouraging as a backdrop. I’ll walk through high-level comments in the four regions.

In North America, the Midwest region right now is the strongest demand we’ve seen through the quarter and looking out to February. It’s really driven by paints and lubricant markets. The Gulf Coast is where we experienced weaker demand during the quarter; that has changed in January and February. But the phenomenon in the Gulf Coast early in our quarter was really about small packaging; a lower use by our specialty chemical customers and a higher use of bulk shipments. We had a delay in agchem in that region which impacted our Gulf Coast in Plastic Packaging. If you look at the West Coast, which we have a predominant fibre drum use, we had higher demand due to an extended food season.

If you move to Latin America, Brazil saw much better volumes in the quarter versus prior year and we’re really seeing an improving industrial sector there. We also benefited from a longer orange juice season. Argentina also saw improved volumes as it relates to stronger agchem markets. I will be a little cautious; that’s been a volatile market. We’ve seen improvement in the last three quarters and we’re encouraged with the progress we’re making there.

In EMEA-and I’ll talk about steel first because it relates more to our end use markets-Central Europe, Eastern Europe were really flat year-over-year, mainly impacted by December. Our IBC business was extremely strong throughout the quarter-Netherlands and Russian. Southern Europe, and mainly Italy, experienced really low demand throughout the entire quarter, but January is a much different picture.

The paints and coatings sector and lubricants and improving industrial sector really kicked in in January. Our demand picture in EMEA was really strong. As some examples, Eastern Europe was up 10% in January; Central Europe, the Middle East and North Africa volumes were up 3%; and South Africa has really struggled in the past two years, saw double-digit increases year-over-year. Our February volumes really mirror that same type of demand activity. Our IBC business, again, is very strong and will continue to be strong as we’re going from a lower position, and as we grow our network out, we’re seeing really positive growth.

APAC is a different story. There’s really two areas in APAC I’d like to talk to you about. One, it’s the volumes in Q1 versus January volumes. Overall in APAC, for the quarter our demand was down 8.2% in steel, but January recovered and we were up 6% versus prior year. The second story really is the difference between China and the markets we participate in in Southeast Asia. We had much stronger demand in Southeast Asia, really driven by higher lubricant demand and some of our strategic customer growth is healthier than the market. In China, we had double-digit demand loss and it’s really a result of a couple of things. One, as we’ve mentioned in former calls, we lost two large global accounts due to strategic decisions we made on pricing because of low margin business, and that was our choice. Then the second, there’s a much more highly competitive market environment in China. There’s a greater number of independent privately-owned companies, and at this point due to the inflation induced and market realities, it’s just a much more highly competitive pricing environment.

If you look overall, what’s really important distinction is our two largest businesses-North America and EMEA-had really good demand, improving demand in January, and much better demand in February. So, we’re very, very encouraged with our volumes position. I will tell you we have lost no share with customers and I’m very optimistic about what we will do in the second quarter and going beyond.

One comment about North American Paper Packaging, our volumes at the mills were very strong throughout the quarter. Today our backlogs are extremely strong. We have high customer demand and our mill production rates are exceptional. CorrChoice, such as our corrugated converting volumes were flat versus prior year for the quarter, which was, again, strong comps, and our December volumes were really impacted in CorrChoice by the winter slow down but January proved to be a very good month and our volumes grew 3.1% over a year ago. Again, our specialty sales through the quarter improved by over 17%. Again, encouraged with the outlook in Paper Packaging in the end use markets that we serve in that business as well.

Matt Krueger:

That’s great. Thank you for all the detail. That’s it for me.

Pete G. Watson:

Thanks.

Operator:

Your next question comes from the line of Chris Manuel with Wells Fargo. Your line is open.

Christopher Manuel:
Good morning, gentlemen. Just I guess two questions. The first really comes back to the same that I think Matt just asked a little bit about raw material and kind of catch-up stuff, as well as kind of freight logistics, so kind of the mechanisms as you work through. I know you mentioned you worked to offset margin dollars, not percentages, so maybe however you want to frame it. How much were you behind in this first quarter or when you look at the raws component? I guess that’s the first piece. The second is: if you’re still seeing inflation in raw materials, particularly steel, as we’re progressing here in the second quarter, are you anticipating still being behind in the 2Q, and then that’s catching up in 3, 4? So, I guess my question is: how are you seeing the cadence and pace for the raw stuff and then how do you offset logistics, or is that something that you just kind of have to live with and get periodically?

Larry A. Hilsheimer:

Yes, Chris. It’s Larry. I’ll try to help a little bit more on the raws and where we are and how we see that catch-up playing out. Pete will have some comments maybe on the transportation and the things that we’re proactively doing to address that piece of the margin equation.

Let me use steel as an example. If I look at just on a per unit basis on a global scale, to give you some perspective, we’ve increased our per unit cost per drum on a global basis by $2.87 per drum year-over-year. Our price is up $3.18, okay. Obviously we’ve increased price before, but our percentage cost increase is 23.6% and our price increase is only 14.8%. Clearly the margin percentage is shrinking and the dollar difference we’d like to make on each drum, while it’s gone up slightly, we’d like to see that change. That’s just because the increase cost of raw material per drum has been accelerating. I don’t have the exact numbers here, but let’s just say that it was $0.70 in the first quarter and then it was $0.80 and then it was $0.90. It moved up so that because the price adjustment mechanism is one that trails, if you go up more in the next quarter-so if you went up $0.70 and it gets run through in the next quarter, you’re still falling behind. If you don’t start to catch up until that cost curve starts to curve down and flatten or at least slow the pace so that you start catching it.

That’s what my comment was about, hey, if I really knew exactly where steel prices were going to be in the next 30 days, 60 days, 80 days, I could make a lot of money as a commodity trader. I mean, we expect it to start to slow down the pace and curve and catch-up, and we’ve seen a little bit of that happening in our margins getting better in January and we believe they will in February. So, we’re optimistic it’s going to start to turn and we believe throughout the year it’ll catch-up. Exactly when it plays out and we totally catch-up, I don’t have total clarity on that at this point.

Is that responsive?

Christopher Manuel:

To an extent. I mean, I guess really what I’m trying to understand though is you’re still behind as you sit today, you’re still seeing inflation in steel, so you’re still going to be behind likely through the next quarter and then it’s just anyone’s guess as to when it flattens out; is that fair?

Larry A. Hilsheimer:

Yes. Part of it is-yes, I guess it’d be a guess at some level, but we started to see it catch-up in January; we believe we will in February; and if we don’t see dramatic spikes, continued high inflation, we will catch up through the second quarter and into the third. The wildcard obviously for us, a bigger deal is what’s going on with the president and what he decides on the whole tariff situation as well will have an impact on this.

Christopher Manuel:
Okay. That’s helpful. Then, Pete, on the logistics?

Pete G. Watson:

Yes. I think everybody understands the market environment. You’ve got capacity issues both on equipment and drivers. You’ve got diesel fuel and all the linehaul indexes you look at, whether it’s in Europe or North America, they’re rising dramatically, and in the U.S., the Cass Truckload Linehaul Index at an all-time index high. This is not a short-term phenomenon. This, as we all know, has been an ongoing issue, so, I think more importantly, the things we’re doing to try to mitigate it-and we’ve been doing for a period of time-is we’re expanding our dedicated fleets and equipment and trying to resolve some of the capacity issues we have. That includes trying to be very diligent in finding good, qualified drivers. We are executing on a transformation network optimization in regions where if high cluster concentration and making sure that from a network standpoint we have the lowest cost rate delivered to our customers.

Then we’re also attempting to capture added cost and price adders on a temporary basis. I think while that’s tough to handle in an inflationary period, I think it’s very necessary, one of the necessary steps that you have to take because it is very extreme at this point.

Any other questions regarding that, Chris?

Christopher Manuel:

No, but-okay, that’s very helpful. Then I guess my follow-up for my second question was with respect to the volume stuff-I appreciate the color there, but you didn’t actually give us-you gave us numbers for most of the regions, just not North America. Could you maybe give us a sense of the magnitude from December, January, February, what you’re seeing thus far, for the swings, even if at a high level, if it’s just North American drum business?

Pete G. Watson:

Yes. If you look at December versus January, the increase in January steel numbers are up 1.0%, 1.5%; in steel, in January versus prior year, that volume has dramatically rebounded in January. We had much higher growth in APAC and EMEA. Then our IBC business you had 7.5% improvement in RIPs in North America for IBCs, EMEA was 20%, and APAC was 7%.

Christopher Manuel:

Okay. It sounds like we’re back to kind of overall North America business being up low single digits then in January, February on a year-over-year basis?

Pete G. Watson:

Yes.

Christopher Manuel:

Okay. Thank you. Good luck, guys.

Pete G. Watson:

As you look at January and what we see in February, Chris, is really aligns to what we gave guidance back last call. You’re steel and your plastics are low to single, mid-digit growth and IBC is low double digit growth.

Christopher Manuel:

Okay. Thank you, guys.

Pete G. Watson:

Yes. Thank you.

Operator:

Your next question comes from the line of Mark Wilde with Bank of Montreal. Your line is open.

Mark Wilde:

Good morning, Pete. Good morning, Larry.

Pete G. Watson:

Hey, Mark.

Larry A. Hilsheimer:

Good morning, Mark.

Mark Wilde:

Can we start just on a couple of elements over in the Paper Packaging business? One is the OCC cost, which so far this year are coming in lower than I would’ve expected and I wonder if you could update us on that. Then also the benefit prospectively from this $50 price increase.

Larry A. Hilsheimer:

Yes. Mark, what we have right now is-you’re right; I mean, obviously OCC has stayed down and we have it in right now at 97 for February and March, and then going back up to the 160 assumption that we had. That’s just what we’ve got for the rest of the year played into our model. Hopefully that’s helpful for you guys in terms of understanding what’s built into our guidance.

Mark Wilde:

Is that a lower full-year assumption of OCC cost than you would’ve had when you first provided guidance?

Larry A. Hilsheimer:

Yes. Yes. Now it’s more like an average of 137 for the full year.

Mark Wilde:

Okay. Versus 153 before?

Larry A. Hilsheimer:

One-fifty-two, yes, 152.

Mark Wilde:

Okay. Alright. Alright. Then the price or potential?

Larry A. Hilsheimer:

I’m sorry?

Mark Wilde:

The potential benefit from the price increase prospectively?

Larry A. Hilsheimer:

Yes. We think if you play all that out, the price and when it goes through for the entire year, it’s going to be somewhere between a $25 million to $35 million lift for us in our Paper business. We expect the price increase to be fully implemented by June.

Mark Wilde:

Okay. That’s helpful. Then for my follow-on, I wonder if we could just kind of toggle over and get a little update on M&A activity in the pipeline. I’m particularly interested in whether you would consider something of real size here because it sounds like that’s kind of what you’re hinting at when you talk about prospectively being able to use kind of assets like some of the land to help fund acquisitions.

Pete G. Watson:

Yes. Mark, this is Pete. Our pipeline is good and it’s building, and our pipeline includes both capital expansion projects as well as acquisitions. It’s predominantly, as you know, it’s in steel drum and plastic packaging, and it could be closures, it could be IBCs and reconditioning service, or small or large plastic drums, and paper packaging where it’s really converting assets that would help integration. We’re happy with where we are. We have a good due diligence process to ensure we make good decisions. As you know, the M&A environment is pretty chippy right now for good assets and we understand that.

In regard to your question on large acquisitions, we’re not afraid to do a large acquisition. We have a good strong financial base and a strong balance sheet, and at this point, using land as a capital lever, we don’t think we need, but we’ve talked about it before, that’s just strategic optionality. But, again, we don’t think that’s necessary at this point.

Mark Wilde:

Okay. That’s helpful. I’ll turn it over. Thanks, Pete.

Pete G. Watson:

Thank you, Mark.
Operator:

Your next question comes from the line of Justin Bergner with Gabelli & Company. Your line is open.

Justin Bergner:

Good morning, everyone.

Larry A. Hilsheimer:

Hey, Justin.

Pete G. Watson:

Hey, Justin.

Justin Bergner:

Hi. First off, on the $29 million tax benefit, could you break out the repatriation liability within that? I'm not sure I saw that.

Larry A. Hilsheimer:

Yes. We get $65 million of a benefit from the restatement of our deferred tax liabilities, Justin, so a good guy and then a roughly $36 million repatriation tax estimate at this point for the repatriation element that that then would be paid out over eight years from a cash perspective beginning in 2019 on sort of an increasing basis over that eight years.

Justin Bergner:

Okay. Great. Thank you. As I look at the Asia-Pacific region where volumes are sort of challenged and you’re walking away from business, I mean, could you sort of size the Asia and/or China RIPs business for us from a sales point of view just to get a sense as to what type of a headwind it may continue to be? I mean, are the margins there very slim in general such that even though you’re losing volume there, the effect on EBITDA is lower?

Pete G. Watson:

Yes, Justin. In that region in APAC, you’re less than 10% of the overall volume in the Company. In regard to the size difference between China and Southeast Asia, it’s about 50/50. I will let everybody know we had really good results in the past three years in APAC, and it’s a really good, disciplined team. We have had margin squeeze, but the results are still acceptable to us. It’s not a dire situation. It’s just our expectations and our standards. We’re trying to make the most out of our assets there. We have a good pipeline of activities to replace that business, but, again, as I mentioned, you had two large global customers that we decided to walk away because of strategic pricing and you just can’t make that up with a snap of a finger. You make it up with 10 or 15 type of accounts that make that up.

We’re making progress. January was positive, but it is a competitive environment, always will be, always has been. But we have a good leader there. They know how to operate and we’re confident that over a long haul there’s really good return in that market for us.

Justin Bergner:
Okay. That’s helpful. Then lastly, it seems like from what I’ve heard before at Investor Days, that Greif is somewhat over indexed to steel drums relative to the industry at-large. If steel prices go up and if we do experience these import tariffs, what does that mean strategically for your business and the potential for substitution where applicable to other substrates and the need for Greif to consider, at least in North America, sort of switching its mix of business?

Pete G. Watson:

Yes, Justin. That’s a really good question. We are working to diversify our Rigid portfolio, so we are growing our Plastic business, we’re growing our IBC business, we are not actively investing in steel drum businesses unless there’s whitespace that we are not currently in and it’s strategically aligned to some of our customers, and we’re doing more activity to consolidate our footprint and become more efficient. In regard to migration, as steel prices go up, there are some products that can only be packed in steel drums because of the hazardous nature of it. It’s not applicable to be packed in plastic products. With that said, there’s ways that we can minimize, take cost out, lighter gauge, more effective supply chain, different designs. There’s different styles and products in steel drums, so it’s not just always a 55-gallon commodity drum, there’re smaller drums, there’re specialty drums, so we’re actively looking at expanding our conical drums and our specialty smaller drums. The risk is some of that product could be shipped in bulk shipments and that’s more relative to commodity chemicals as opposed to specialty chemicals.

I think another risk as it relates to Section 232, not only for our steel products but steel products in general, if you have a significant increase in raw materials, it makes all steel converted products go up. Are you at risk of people shipping steel products of all kinds into a region and making your end product not competitive and it kind has a reverse effect on Section 232. In regard to steel drums, that’s not a big threat because of the transferred cost and your shipping air, but on smaller products, that could be a factor outside of our industry.

Does that help answer that question?

Justin Bergner:

Yes. That’s very helpful. You wouldn’t disagree with the statement-I think that it’s consistent with that you said before-that you’re modestly over-indexed to steel versus other substrates?

Pete G. Watson:

Yes. Absolutely. Part of our strategy is to grow in the Plastics business, so we are more balanced and we have more diverse products to sell to our customers. You’re exactly right.

Larry A. Hilsheimer:

The one thing I would add to it, though, I guess, Justin, is that product migration has been going on for a long time, and while there’s always risk for further migration if the cost of the medium goes up, we don’t think the exposure of migration is nearly as significant as it was several years ago because a lot of things have migrated already that can migrate, either IBCs or Plastics. Back to the reason that Pete stated, a lot of these products just can’t be put in those other type of containers.

Justin Bergner:

Okay. Thanks, Pete. Thanks, Larry.

Pete G. Watson:

Yes. Thank you, Justin.

Operator:

Your next question comes from the line of Kurt Yinger with DA Davidson. Your line is open.

Kurt Yinger:

Yes. Good morning, everyone.

Larry A. Hilsheimer:

Hey, Kurt.

Pete G. Watson:

Hey, Kurt.

Kurt Yinger:

I was wondering if you could talk about the magnitude of the price cost headwinds relative to the different products within RIPs. It just seems like steel drums probably had the most significant headwinds and then perhaps a negative mix impact from fibre drums. Any color on that would be great.

Larry A. Hilsheimer:

It’s a very good question, Kurt, and I would say that the-yes, steel has been the most impacted because of the continually accelerating cost increasing path for us. Particularly for this first quarter, there was another item. We’ve mentioned often in the past that we’re very pleased with our sourcing group and they’re very good at opportunistic buying opportunities from time-to-time. In the year-ago first quarter we had $4.9 million of good guys on sourcing; this year it was $2.5 million. You’ve got a $2.4 million difference on margin and that was all in steel. That sort of made that equation even more challenging for this year’s quarter and perhaps why steel is the most influenced, at least in this quarter. We don’t anticipate that same kind of differential on the go-forward quarters, although we’d obviously be hopeful that our sourcing guys can end up picking up something here and there that might be on the beneficial side.

But the spread on steel, I gave you some examples on steel price year-over-year. Just for perspective, I mean, on IBCs, for example, relative to Plastic, which is kind of indicative, the year-over-year cost percentage increase per unit is 12.9% and our year-over-year price increase is 12.4%, so that one is pretty close. On large plastic drums with all-in it’s an 11.3% cost increase and a 9.7% price increase. That’s just a phenomena of while the prices have been increasing, they’ve not been increasing at the accelerated pace as we’ve seen in steel.

So, presumption is right, but, again, as these pass-through provisions apply, eventually those things turn around for us and we’re starting to see that in January and we believe in February as well.

Kurt Yinger:

Okay. That’s helpful. Then my follow-up question would just be moving to Paper Packaging; we’ve heard some anecdotes regarding tight medium supply in the market. Are you seeing any sort of incremental pricing or mix benefits on top of the price side given your medium heavy system?

Pete G. Watson:

Yes. Demand is very tight and it remains tighter as we look out into the future for our backlog. There was a $30 increase in medium-only back in the fall. That was executed in our mill system. Any other specific pricing initiatives we may do are really confidential with customers, but it’s a really good market now and we are very favorable to what that future has to offer to us for the balance of the year.

Kurt Yinger:

Alright Thanks, guys.

Pete G. Watson:

Thanks, Kurt.

Larry A. Hilsheimer:

Thanks, Kurt

Operator:

Your next question comes on the line of Adam Josephson with KeyBanc. Your line is open.

Adam Josephson:

Pete and Larry, good morning.

Larry A. Hilsheimer:

Hey, Adam.

Pete G. Watson:

Hi, Adam.

Adam Josephson:

Hey, Pete. Larry, just one question on the containerboard increase sensitivity. Maybe I'm doing my math wrong, but I think you said it could be a $25 million to $35 billion benefit this year. If I just look at the tons you produced, close to 800,000 a year, multiply that by $50, I get to an annualized benefit of a touch under $40 million. If you’d have five months of that this year, that would be a $16 million benefit from what I can tell, not a $30 million benefit. So what am I doing wrong there?

Larry A. Hilsheimer:

Yes. We’re passing through, I mean, also all of the OCC benefit to us on this that for the full year I was-maybe I wasn’t clear on that, Adam-is that between the OCC benefits and the price increase, the year-over-year for the year would be the $25 million to $35 million.
Adam Josephson:

In other words, the potential benefit from the $50 plus the benefit from $15 a ton lower OCC that you’re now assuming for the full year?

Larry A. Hilsheimer:

Yes.

Adam Josephson:

Okay. That combined is $30 million? Okay.

Larry A. Hilsheimer:

Yes. That clarified my comment from earlier.

Adam Josephson:

Okay. I got that. Just on the topic of inflation again, I think if I go back 10 years to 2008, there was heavy inflation, the Company prospered because demand was really, really good-correct me if I’m wrong there. Since then, inflation has been more of a mixed bag for the Company in terms of your ability to generate a higher profit in an inflationary environment. How would you characterize how the Company generally does in inflationary environment, and is inflation good or bad for the Company or how has it been historically? I know ‘08 was good, but again, otherwise it’s been pretty mixed.

Pete G. Watson:

Yes. This is Pete, Adam. I think inflation is a good thing as long as it is controlled inflation. I think when you have rapid rise of raw materials, the challenge is-in our price adjustment mechanisms-is to capture that. If you look at the higher degree of slope and the pace is fast, then that interferes with our ability on Rigid to recover according to our price adjustment mechanisms. If it is a steady increase and is not as rapid in regard to timing, then I think that is a very, very favorable market position for us because inflation typically tells you demand is good, for general purposes.

I would much rather operate in an inflationary period that’s controlled. I’m okay operating in a volatile increasing raw material, but I think we all have to understand that price recovery, because of our price adjustment mechanism, takes time, but we eventually will catch up.

Adam Josephson:

Thanks. Just one related question, which is: one would assume that an improving economy is obviously good for you just given your economic sensitivity, but if it’s accompanied by significant inflation, it obviously dampens the benefit of an economic recovery, right? I guess, again, it just boils down to whether the inflation is steady or significant and what you’re saying is right now it’s significant, so you’re not-it’s hard to see the benefits of this economic recovery when you have pretty substantial inflation. It’ll be hard to know when you would see the benefits of that. Is that a fair comment?

Pete G. Watson:

It’s all timing. As we said, the slope-at least from our perspective, our price recovery is based on timing and the degree of slope. You’ve got to remember, too, in our Rigid business, we have a fairly narrow end use focus. It’s not like if you’re in a box business, you have a pretty broad end use market. We have a pretty narrow focus, so activities that are really positive in some parts of the economy don’t always play out in our specific end-use markets. They do sometimes, but not every single time.

Adam Josephson:

Right. Thank you, Pete.

Pete G. Watson:

Yes. Thank you, Adam.

Operator:

Your next question comes from the line of Dan Jacome with Sidoti & Company. Your line is open.

Daniel Jacome:

Hey, good morning. How are you?

Larry A. Hilsheimer:

Hey, Dan.

Pete G. Watson:

Hey, Dan. How you doing?

Daniel Jacome:

Hey. Just had a couple of questions. Can we get an update on the new triple wall facility you are building? Then specifically, I'm just trying to figure out, like, how integrated will you be with your board in totality when that’s done? Then do you have a number you can give me on how much your speed-to-market might improve? That was my first question.

Pete G. Watson:

The timing of that-the equipment is in place today; they’re running trials. We expect to be fully operational by April, and that’s probably conservative. But they are doing trials now. That will gain, from an integration standpoint, 35,000 to 40,000 tons of incremental integration for our business. How that impacts our ability to go to market, so our strategy is shorter lead times-three to five days as opposed to what the industry norm is for that type of product-and it just doubles our capacity. It’ll improve our ability to serve customers faster with less inventory and grow in a very profitable niche segment.

We’re excited about it, we’re in good shape from when we expect to kick it off, and we look forward to keeping you updated, Dan, on the results and progress of that.

Daniel Jacome:

Okay. What is the industry norm for lead times?

Pete G. Watson:

It depends on the season. An ag season could be two weeks, it could be a week.

Daniel Jacome:

Okay. Great.

Pete G. Watson:

Really, really different. Again, our value proposition is shorter lead times, higher responsiveness, and that’s part of the reason we’ve grown that business so fast.

Daniel Jacome:

Okay. Great. That helps. Then my second question on FPS, just going forward, how much of the EBIT-because you’re doing a nice job on the EBIT line there I see on a sequential basis. But going forward, how much of the operating profit upside is going to come from G&A improvements and then how much do you think you can get from further manufacturing footprint rationalization, if that makes any sense? Thanks.

Larry A. Hilsheimer:

Yes, Dan. What I would suggest is we believe that this is fully on track to the commitments that we spelled out in June, and that lays out both the SG&A side and the operational improvements. There is some continuing rationalization of our operational footprint as we move to this, more just away from the hub and spoke model to the more distributed model. We have reduced our reliance on production in Turkey from, I think, Pete, 62% to 35% of our production, so we believe we’ve substantially mitigated the risk in that operation and Hari and his Team are doing an excellent job in the market.

Our customer service index scores there have just dramatically improved and we’re receiving a response from the customers. That’s enabled us to go to market together with our Rigid group, which is very powerful. So we’re very bullish on our business right now and very confident of achieving the objectives that we laid out in June.

Daniel Jacome:

Okay. Great. Good luck with the rest of the quarter.

Pete G. Watson:

Thank you.

Operator:

Mr. Wilde, your line is open.

Mark Wilde:

Thank you. Pete, just a couple of follow-ons. One, your biggest competitor in RIPs changed hands about 18 months ago. I wonder. Have you seen any changes in behavior since that occurred?

Pete G. Watson:

No. We have not, Mark.

Mark Wilde:

You have no sense of them either picking up our losing share in the business?

Pete G. Watson:

Not on a broad basis.

Mark Wilde:

Okay. Alright. That’s helpful. Finally, can you just update us on kind of the Reconditioning business and some of the stories that have been in the press over the last couple of years there?

Pete G. Watson:

Sure. Strategically, as we’ve talked about, our higher value opportunities in reconditioning is in the IBC and IBC Reconditioning Services business, so, strategically, we are growing and examining how we grow that side of the business. There’s much more value in that than there is in steel drum reconditioning.

But just a real quick update on our Reconditioning business called CLCM in the U.S., there’s nothing significant, material to discuss, but the open matters at those three Container Life Cycle Management facilities in Milwaukee relate to State and Federal environmental regulators. We work very closely and cooperatively with those regulators and we are addressing and resolving issues. We continue to host a variety of local politicians and neighbors and show them our facilities, which they find are very, very different from what they read in the newspaper. I’d also point out that the duration of this scene is a result of some political pressures. We’ve stated that before. I will tell you we are in full compliance with all of our disclosure requirements. We’re not perfect, but, again, how we operate from an environmental standpoint in those facilities are very different from what the public is reading in the newspapers.

Mark Wilde:

Okay. That’s helpful, Pete. Good luck in the rest of the year.

Pete G. Watson:

Thank you very much, Mark.

Larry A. Hilsheimer:

Thank you, Mark.

Operator:

This concludes the Q&A portion of our call. I’ll now turn the call back over to Matt Eichmann.

Matt Eichmann:

Hey, thanks a lot, Jack. Thank you for joining us this morning. We hope you all have a good week ahead and a good month of March ahead. Thank you.

Operator:

This concludes today’s call. All participants may now disconnect. Have a good day.